Mantyla McReynolds LLC







             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



This letter shall serve as formal notice that we have received your Form SB-2/A-3 for the registration of 336,000 shares of common stock, to be filed with the Securities and Exchange Commission. Upon review of the filing information as it relates to the unaudited financial statements as of September 30, 2003, and our appointment as new auditors, we consent to the reference to this firm under "Experts" and elsewhere in this Registration Statement on Form SB-2/A-3.



                                   /S/ Mantyla McReynolds LLC


                                   Salt Lake City, Utah
                                   December 24, 2003


















         5872 South 900 East, Suite 250 - Salt Lake City, Utah 84121
                        (801) 269-1818 - (801) 266-3481